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                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE





SAN JUAN BASIN ROYALTY TRUST
ANNOUNCES RESIGNATION OF TRUSTEE


         FORT WORTH, Texas, June 11, 2002 -- San Juan Basin Royalty Trust announced today that Bank One, N.A. will be resigning as Trustee of the Trust. Bank One has concluded that the administration of royalty trusts is not core to its long-term strategy. Bank One's resignation will take effect within 45 days following the appointment of a successor trustee.

         In accordance with the terms of the San Juan Basin Royalty Trust Indenture, the Trustee will nominate a successor and will call a meeting of the unit holders for the purpose of approving a successor trustee. All unit holders of record as of the record date for the special meeting will be sent a notice of special meeting and proxy materials detailing the matters to be voted on at the special meeting as well as the time and location of that meeting.

         San Juan Basin Royalty Trust is a grantor royalty trust, the principal asset of which is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico. Certain of those properties are operated by Burlington Resources Oil & Gas Company L.P.


Contact:          Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
                  Website: www.sjbrt.com
                  e-mail: sjbrt@bankone.com
                  NYSE Ticker Symbol: SJT